Exhibit 99.1

         Service Corporation International Elects Two New Board Members


    HOUSTON, May 13 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, announced today the election of two new members to its Board of Directors, Dr.
S. Malcolm Gillis and Mr. Thomas L. Ryan. Following their election, the Company's Board of Directors consists of fourteen members, of which ten are independent.

    Dr. Malcolm Gillis is the President of Rice University, a position he has held since 1993. He is an internationally respected academician and widely published author in the field of economics with significant experience in fiscal reform and environmental policy. Dr. Gillis has held professorships at Harvard University and Duke University, and has served as a consultant to numerous U.S. agencies and foreign governments.

    Mr. Thomas Ryan is the current President and Chief Operating Officer of Service Corporation International. He joined the Company in June 1996 and subsequently served in a variety of financial management roles until November 2000, when he was promoted to Chief Executive Officer of European Operations based in Paris, France. In July 2002, Mr. Ryan was appointed to his current role of President and Chief Operating Officer.

    "We welcome our newly elected members to the Board and look forward to their positive contributions to our Company," said Service Corporation International Chairman and CEO, Robert L. Waltrip.

    Service Corporation International headquartered in Houston, Texas is the world's largest funeral and cemetery company. We have an extensive network of providers including 1,218 funeral service locations, 402 cemeteries and 141 crematoria providing funeral and cemetery services in North America as of March 31, 2004. We also own funeral and cemetery businesses in South America, Singapore and Germany. For more information about Service Corporation International, please visit our website at www.sci-corp.com .


     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                (713) 525-5497


SOURCE  Service Corporation International
    -0-                             05/13/2004
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  PER